Exhibit 99.1

Freedom Holdings Signs Binding Letter of Intent to Acquire

Blockchain-Based Asset Management Company

Through acquisition, Company enters into the Ethereum-based Blockchain Technology

Allowing Fractional Ownership Of Carbon Credits

Ossian, IN, December 29, 2021, Freedom Holdings, Inc. (PINK: FHLD) (“FHLD” or the “Company”), today announced that it has signed a binding letter of intent (“Agreement”) to acquire Carbon Zero Asset Management, Inc. (COzero), a blockchain-based Asset Management Company. The acquisition shifts the Company’s business focus into building a Ethereum-based Blockchain platform, in a rapidly growing digital economy.

Under the terms of the agreement, FHLD will acquire 100% of the issued and outstanding shares of COzero in common stock for common stock exchange with COzero becoming a wholly owned subsidiary of FHLD.

Brian K. Kistler, CEO of FHLD, said, “We are pleased to achieve this significant milestone for the Company and our shareholders. I’m further excited to join forces with COzero Asset Management, Inc. ‘s management team, which has a proven history in building successful businesses in the Blockchain Technology. The new direction for the Company will create a digital economy powerhouse driven by proven technology, in the growing global environmentally friendly industry.”

The COzero is a brand-new and one-of-a-kind Ethereum-based token that allows any citizen throughout the world to join the battle against climate change. Blockchain technology will allow fractional ownership of carbon credits, making them available to the smallest polluter. This will allow companies and individuals that ability to offset their carbon footprint by paying business and landowners that capture or reduce CO2.

According to the OECD, fixing climate change will require more than US$100 trillion between now and 2030. The Paris Agreement has opened up $23 trillion in climate-smart investment opportunities.

ABOUT CARBON ZERO ASSET MANAGEMENT, INC.:

Stamford Connecticut-based Carbon Zero Asset Management, Inc. intends to complete strategic M&A transactions to complement and enhance organic growth and has several potential M&A candidates in its pipeline. Through the roll-up of companies engaged in various aspects of Asset Based Block-Chain Tokens, COzero Asset Management, Inc. intends to develop a suite of asset-based products. For further information, see www.cozero.cc

ABOUT FREEDOM HOLDINGS, INC.

Freedom Holdings, Inc. is a holding company focusing on identifying developing opportunities. The Company’s objective is to acquire undervalued assets and initiate operations in underserved niches. Once established within the FHLD portfolio, the Holding Company will provide the support necessary to maximize its subsidiaries’ business opportunities.

FORWARD-LOOKING STATEMENT

This press release contains certain “forward-looking” statements, as defined in the United States Private Securities Litigation Reform Act of 1995, involving many risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and statements in this press release or any related damages.

Company Contact

Brian Kistler-CEO

Freedom Holdings, Inc.

Bkistler1956@gmail.com

Media Relations Contact

Jessica Starman
888-461-2233
jessica@elev8newmedia.com

www.elev8newmedia.com